EXHIBIT (c)(6)

PLX Special Committee Discussion Materials

May 6, 2004

PETRIE PARKMAN & Co.

Summary of Leucadia March 19, 2004 Proposal

Table of Contents

I. Updated Summary of Leucadia March 19, 2004 Proposal

II. Appendix

? Leucadia March 19, 2004 Proposal and Proposed Term Sheets for Notes and Preferred Stock

? April 30, 2004 Summary of Covenants and Related Terms for the Senior Secured Notes and Preferred Stock to be Issued by Plains Resources Inc.

PETRIE PARKMAN & Co.

i

Summary of Leucadia March 19, 2004 Proposal

Form of Transaction

Leucadia National Corporation (“Leucadia” or “LUK”), and/or any of its respective affiliates through a newly formed entity (“Buyer”), would acquire 100% of the capital stock of Plains Resources Inc. (“PLX”) through a merger of Buyer with and into PLX.

Consideration

PLX shareholders would receive $0.52 in cash, plus 0.3843 newly issued notes (“Notes”) of PLX and 0.1151 shares of newly issued preferred stock (“Preferred”) of PLX for each share of PLX. In the transaction, PLX would issue 9.543 MM Notes and 2.857 MM shares of preferred.

Thirty to sixty days after closing, Leucadia or one of its affiliates would commit to commence a tender offer to repurchase i) up to 2.143 MM Notes at a purchase price of $35.00 per Note (up to $75 MM total), and ii) up to 714,286 shares of Preferred at a purchase price of $35.00 per share (up to $25 MM total).

Description of Notes

PLX is Issuer

Publicly listed on the NYSE (or another national securities exchange or market) Quarterly interest in an amount equal to the quarterly per unit distribution paid by PAA, subject to a minimum annual interest payment of $1.00 per Note Face amount of the greater of (i) $35.00 or (ii) the FMV of one PAA MLP Unit on the day prior to closing of the merger plus $0.25 per Note (“Face Amount”) Maturity 20 years after issue date; no early redemption At maturity, PLX will be obligated to pay the holders of each outstanding Note the greater of (i) Face Amount or (ii) the market price of one PAA MLP unit (a) in cash, (b) in PAA MLP Units at the then-current market price of the PAA MLP Units, or (c) in any combination of cash or PAA MLP Units at the option of PLX

PETRIE PARKMAN & Co.

Summary of Leucadia March 19, 2004 Proposal

Description of Notes (cont’d)

Notes to be secured by approximately 1.3 PAA MLP Units per Note Notes to be issued under an indenture with covenants including o Restrictions on incurrence of additional indebtedness

– The Company may incur unsecured bank debt in an amount not to exceed $25 MM and subordinate in right of payment to the Notes, which will be used to pay interest on the Notes and for working capital purposes

o Payment of interest:

– The PAA MLP Units securing the Notes will be held in a

Collateral Account and administered by a Collateral Agent which first will pay all interest due and second any excess amount to the Company

– In the event interest payments are less than $1.00, the Company will pay interest equal to the difference, provided that if PAA is not in bankruptcy, liquidating or winding up its affairs, the Company may defer one payment of the difference for twelve months

o Provision of reports

PETRIE PARKMAN & Co.

Summary of Leucadia March 19, 2004 Proposal

Description of Notes (cont’d) o Restrictions on transactions with affiliates

– The Company will be prohibited from entering into transactions with affiliates unless such transactions are on arms’ length terms and (a) if the affiliate transaction exceeds threshold amount, the Company will obtain approval of the majority of the independent directors and (b) if the affiliate transaction exceeds a higher specified threshold, the Company will obtain a fairness opinion

– Certain unspecified transactions will not be subject to the affiliate transactions covenant, including intercompany transactions between the Company and its subsidiaries o Restrictions on mergers, consolidation, and asset sales

– Notwithstanding the restrictions, the Company will be permitted to sell, convey or transfer any or all of the PAA MLP Units so long as the proceeds are (i) deposited in the Collateral Account and reinvested in U.S. Treasury obligations and (ii) the Company obtains a guarantee from a Qualified Entity1 for any deficiency in interest payments and principal amount at maturity

Other customary provisions including permitting amendments to the Indenture with consent of a majority of the principal amount of the Notes outstanding, provided that without consent of each holder of the Notes an amendment or waiver may not reduce the principal amount of Notes required to consent to amendments (subject to PLX’s right to prepay), reduce the principal amount or change the maturity date, and other customary provisions

Leucadia to endeavor to cause a when-issued market to develop for the Notes prior to the consummation of the transaction as promptly as permissible under regulatory requirements

1 Qualified Entity means any entity that has a net worth of at least $1 Billion and is rated investment grade by Moody’s.

PETRIE PARKMAN & Co.

Summary of Leucadia March 19, 2004 Proposal

Description of Preferred

PLX is Issuer

Publicly listed on the NYSE (or another national securities exchange or market)

Cumulative quarterly cash dividends, out of funds legally available therefore, in an amount equal to the quarterly per unit distribution paid by PAA, plus $0.13125 per share

Customary restrictions on the Company during the period that the Preferred remains outstanding o Company may not, without the consent of at least a majority of Preferred then outstanding:

a) amend or repeal the provisions of its Certificate of Incorporation so as to adversely affect any right, privilege or voting power of the Preferred;

b) purchase or redeem or pay any dividend on any capital stock prior to purchasing or redeeming or paying any dividend on the Preferred; and

c) consolidate or merge with or into, or convey, transfer or lease all or substantially all of its assets (other than PAA MLP Units) to any successor company unless appropriate provision is made for the exchange or conversion of the Preferred for preferred in the successor company with the rights, preferences and privileges identical to those of the Preferred.

Liquidation preference of $37.00 per share, plus accumulated and unpaid dividends and distributions Perpetual existence; non-redeemable

Non-voting, except if at any time dividends on the Preferred are in arrears for 6 or more quarterly periods, holders of the Preferred may elect two additional directors to the PLX board until such time as the dividends have been paid in full or set aside for payment in full

PETRIE PARKMAN & Co.

Summary of Leucadia March 19, 2004 Proposal

Cont’d

Definitive Merger Agreement

No mention in current proposal; March 5, 2004 proposal included a draft form of merger agreement prepared by Leucadia based on Vulcan merger agreement

Expense Reimbursement

No mention in current proposal

Conditions

Satisfactory due diligence on PLX which is to be completed in five days No mention of merger agreement in current proposal; March 5, 2004 proposal was subject to execution of a definitive merger agreement

PETRIE PARKMAN & Co.

Summary of Leucadia March 19, 2004 Proposal

Illustrative Consideration per PLX Share1

Summary of Proposed Consideration—Maximum Securities Case

Number of Face or Total Asserted

Securities Liquidation Consideration at

Per PLX Share Value Face or Liquidation

Notes 0.3843 $ 35.00 $ 13.45

Preferred 0.1151 $ 37.00 $ 4.26

Cash $ 0.52

Total per PLX Share $ 18.23

Total Number of Total

Implied PLX Shares Implied

Consideration Outstanding Consideration

Notes $ 13.45 24.9 $ 334.5

Preferred $ 4.26 24.9 $ 105.9

Cash $ 0.52 24.9 $ 12.9

Total for PLX Equity $ 18.23 24.9 $ 453.3

Summary of Proposed Consideration - Maximum Cash Case

Number of Face or Total Asserted

Securities Liquidation Consideration at

Per PLX Share Value Face or Liquidation

Notes 0.2981 $ 35.00 $ 10.43

Preferred 0.0864 $ 37.00 $ 3.20

Cash $ 4.54

Total per PLX Share $ 18.17

Total Number of Total

Implied PLX Shares Implied

Consideration Outstanding Consideration

Notes $ 10.43 24.9 $ 259.5

Preferred $ 3.20 24.9 $ 79.5

Cash $ 4.54 24.9 $ 112.9

Total for PLX Equity $ 18.17 24.9 $ 451.9

Note: Assumes 24.9 MM diluted shares outstanding using the treasury stock method.

PETRIE PARKMAN & Co.

Summary of Leucadia March 19, 2004 Proposal

Proposal Comparison – Vulcan Offer Price vs. Leucadia Stated Values

Comparison of Proposals

Leucadia Proposals Assume Maximum Securities Cases

Cash Notes Preferred

$ 20.00

$ 18.23

$ 17.24 $ 17.25

$ 18.00

Liquidation $ 16.75

$ 16.00 $ 4.26

$ 14.00

$ 12.00

$ 10.00 $ 14.15

$ 16.06

$ 16.75

$ 8.00

$ 13.45

/ PLX Share at Face or $ 6.00

$

Implied

$ 4.00

$ 2.00

$ 3.09

$ 1.19

$ 0.00 $ 0.52

Vulcan Leucadia Leucadia Leucadia

2/12/04 3/5/04 3/19/04

Comparison of Proposals Leucadia Proposals Assume Maximum Cash Cases

Cash Notes Preferred

$ 20.00

$ 18.17

$ 17.24 $ 17.25

$ 18.00

Liquidation $ 16.75

$ 3.20

$ 16.00

$ 14.00

$ 12.00 $ 11.06

$ 12.01

$ 10.00 $ 10.43

$ 16.75

/ PLX Share at Face or $ 8.00

$ 6.00

$

Implied

$ 4.00

$ 6.18

$ 5.24

$ 2.00 $ 4.54

$ 0.00

Vulcan Leucadia Leucadia Leucadia

2/12/04 3/5/04 3/19/04

PETRIE PARKMAN & Co.

Summary of Leucadia March 19, 2004 Proposal

Key Modifications to Leucadia Proposal Since February 12, 2004 Offer

March 5, 2004 Key Revisions

Increased asserted consideration from $17.60 to $18.19 per PLX share

Reduced cash component of offer from $3.19 to $1.19 per PLX share

Reduced due-diligence requirements to seven days; eliminated need for non-public information on PAA

Defined securities as Notes secured by PAA MLP units and provided a term sheet

Increased minimum principal amount of Notes from $33.00 to $34.00, and increased nominal yield

Increased post-closing tender offer price from $31.50 to $32.00 per Note, and increased size of tender offer from $75 MM to $100 MM

Submitted mark-up of Vulcan form of merger agreement

PETRIE PARKMAN & Co.

Summary of Leucadia March 19, 2004 Proposal

March 19, 2004 Key Revisions

Changed mix of consideration to include Notes, Preferred, and cash with asserted consideration ranging from $18.00 to $18.19 per PLX share

Reduced cash component of offer from $1.19 to $0.52 per PLX share

Increased minimum principal amount of Notes from $34.00 to $35.00, reduced nominal yield Increased security for Notes from 1:1 PAA MLP units per Note to 1.3 PAA MLP Units per Note Eliminated ability defer interest payments on Notes for up to 60 months Provided term sheet for Notes and Preferred

Split tender offer to include a portion of $75 of Notes at $35.00 per Note plus $25 MM of Preferred at $35.00 per share; added Leucadia firm commitment to conduct tender offer

April 30, 2004 Letter Revisions

Provided copy of Moody’s report rating Notes B2

Provided summary of covenants and related terms on Notes and Preferred as modified based on discussions with Moody’s

o Added collateral agent for Notes and receipt of distributions on PAA MLP units

o $25 MM of unsecured debt permitted below Notes for liquidity purposes

PETRIE PARKMAN & Co.

Summary of Leucadia March 19, 2004 Proposal

Preliminary Pro Forma Analysis – Key Assumptions

Effective date of 12/31/03

Oil production based on PLX management projections Benchmark oil prices based on $24.00 Nymex Effective US tax rate of 39% PAA base projections based on public guidance

PAA projections pro forma for Link acquisition, assuming per public guidance: o $328 MM purchase price o Purchased at 10.0x EBITDA, with 9 month contribution in 2004 o

Assumes 40% debt financing at 6.0% No common dividends to, or capital contributions from, Leucadia during 2004

PETRIE PARKMAN & Co.

Summary of Leucadia March 19, 2004 Proposal

Preliminary Pro Forma Balance Sheet and Credit Statistics

$MM	PLX 12/31/03	Leucadia Transaction Adjs [1]	Pro Forma 12/31/03
Cash	$4.5		$4.5
Other Current Assets	7.9		7.9
Net PP&E	53.3	(24.3)	29.0
Investment in PAA	100.5	400.6	501.1
Other Assets	9.8		9.8
Goodwill	0.0	185.3	185.3
Total Assets	$176.0	$561.6	$737.6
Current Debt	$20.0	($20.0)	$0.0
Other Current Liabilities	11.8		11.8
Long Term Debt	30.0	(30.0)	0.0
Notes	0.0	334.5 [2]	334.5
Other Liabilities	6.2		6.2
Deferred Taxes	7.1	178.2	185.3
Preferred Stock	0.0	105.9 [2]	105.9
Shareholders' Equity	100.9	(7.0) [2]	93.9
Total Liabilities & Equity	$176.0	$561.6	$737.6
2004E EBITDA	$36.1		$36.1
2004E Interest	$1.8	$21.0	$22.8
2004E Preferred Dividends	$0.0	$8.3	$8.3
Credit Statistics:			
Debt / 2004 EBITDA	**1.4x**		**9.3x**
Debt+Pfd / 2004 EBITDA	**1.4x**		**12.2x**
2004 EBITDA / Interest	**20.1x**		**1.6x**
2004 EBITDA / Interest + Pfd Div	**20.1x**		**1.2x**
Debt / Total Book Capitalization	**33%**		**63%**
Debt + Pfd / Total Book Capitalization	**33%**		**82%**

[1] Based on terms of Leucadia proposal dated March 19, 2004, assumes issuance of 9.543 MM of Notes at $35.00 and 2.857 MM shares of Preferred at $37.00.

[2] Assumes PLX common stock, restricted stock, and options exchanged for $0.52 cash, 0.3843 Notes and 0.1151 shares of Preferred per terms of Leucadia March 19, 2004 proposal. Options exchange assumes cashless exercise. Includes $15 MM breakup fee + $16 MM of transaction related costs.

PLAINS RESOURCES
11
PETRIE PARKMAN & Co.

Summary of Leucadia March 19, 2004 Proposal

Preliminary Pro Forma Free Cash Flow

PLX Pro Forma Projections

$MM, unless otherwise stated

2004E

PLX Operating Assumptions

Oil Production MMBO 0.833

Benchmark Oil Prices $/Bbl $ 24.00

Realized Oil Prices $/Bbl $ 17.00

PAA Distributions $/ LP Unit $ 2.38

% Growth

Operating Projections

Distributions Received from PAA $ 35.3

Upstream Operating Cash Flow 3.3

G&A (2.5)

EBITDA 36.1

Interest Expense (22.8)

Cash Taxes (2.7)

Preferred Dividends (8.3)

Discretionary Cash Flow 2.3

Capex (5.4)

Free Cash Flow ( $3.1)

PETRIE PARKMAN & Co.

Summary of Leucadia March 19, 2004 Proposal

Historical PAA MLP Unit Performance

PAA MLP Unit Performance

(2001-2004 YTD)

PAA

$ 50.00 ($/Unit) 1,000

Current Price (5/4/04) $ 33.00

52 Week High $ 36.13

52 Week Low $ 27.26

$ 45.00 900

Calendar Day Average

1 Month Prior $ 33.88

3 Months Prior $ 33.10

$ 40.00 6 Months Prior $ 32.55 800

1 Year Prior $ 31.59 $ 35.00 Trading Day Average 700

/Unit) 30 Days Prior $ 34.05 (000s)

90 Days Prior $ 33.02 120 Days Prior $ 32.64

$ $ 30.00 600 ( Volume Price

$ 25.00 500

Unit $ 20.00 400

$ 15.00 300

$ 10.00 200

$ 5.00 100

$ 0.00 0

Jan-01 May-01 Oct-01 Feb-02 Jul-02 Nov-02 Mar-03 Aug-03 Dec-03 May-04

PETRIE PARKMAN & Co.

Summary of Leucadia March 19, 2004 Proposal

Historical PLX Stock Price Performance

PLX Stock Price Performance

February 19, 2004 (Vulcan Merger Announcement)—Present

$ 18.50 1,500

1,400

1,300

$ 18.00

1,200

1,100

/Share)

$ 17.50 1,000

$ 900 (000s)

Volume

800

$ 17.00

Stock Price ( $16.75 per Share Vulcan Cash Offer 700

600

$ 16.50 500

400

300

$ 16.00

200

100

$ 15.50 0

2/19/04 2/26/04 3/4/04 3/11/04 3/18/04 3/25/04 4/1/04 4/8/04 4/16/04 4/23/04 4/30/04

PETRIE PARKMAN & Co.

Summary of Leucadia March 19, 2004 Proposal

Yield Perspective - Notes

Yield to Worst by Rating Category
All Industries; All Maturities

S&P Rating	Yield to Worst Median	Number of Issues
BB+	6.2%	298
BB	6.8%	228
BB-	6.6%	281
B+	7.2%	395
B	8.1%	425
B-	8.5%	426
CCC+	10.2%	214
CCC	15.1%	189
CCC-	14.5%	59

Source: Advantage Data, Inc. as of 5/4/04.

Ratings Comparison

S&P	Moody's
BB+	Ba1
BB	Ba2
BB-	Ba3
B+	B1
B	B2
B-	B3
CCC+	Caa1
CCC	Caa2
CCC-	Caa3

Yield to Worst by Rating Category - All Industries
Maturities > 15 Years

S&P Rating	Yield to Worst Min	Median	Mean	Max	Number of Issues
BB+	3.6%	7.7%	8.0%	35.0%	48
BB	6.2%	8.2%	8.2%	10.8%	38
BB-	6.4%	8.1%	8.0%	8.9%	22
B+	5.3%	8.0%	8.0%	13.7%	32
B	7.2%	9.9%	11.3%	19.5%	31
B-	5.6%	8.3%	8.5%	16.8%	33
CCC+	7.7%	9.8%	9.9%	12.7%	18
CCC	6.5%	11.6%	11.3%	24.3%	15
CCC-	9.6%	10.2%	10.2%	10.9%	2

Source: Advantage Data, Inc. as of 5/5/04.

Yield to Worst by Rating Category
Oil and Gas Industry; All Maturities

S&P Rating	Yield to Worst Median	Number of Issues
BB+	5.0%	12
BB	6.3%	19
BB-	6.3%	39
B+	7.2%	18
B	6.9%	20
B-	7.9%	9
CCC+	10.0%	4
CCC	9.7%	5
CCC-	10.4%	1

Source: Advantage Data, Inc. as of 5/4/04.

Note: Yellow bar denotes S&P and Moody's rating of the Notes to be issued by Plains Resources Inc. pursuant to the terms of the Leucadia proposal dated March 19, 2004.

PLAINS RESOURCES
15
PETRIE PARKMAN & Co.

Summary of Leucadia March 19, 2004 Proposal

Yield Perspective – Notes (Cont’d)

Spread to Worst vs. Treasuries by Rating Category

All Industries; All Maturities

S&P Spread to Worst (Bps) Number

Rating Median of Issues

BB+ 242 296

BB 300 223

BB- 315 280

B+ 393 394

B 459 423

B- 480 426

CCC+ 656 206

CCC 1,103 189

CCC- 1,147 58

Source: Advantage Data, Inc. as of 5/4/04.

Treasury Yields by Maturity

Maturity

Length Yield

1 Year 1.6%

5 Year 3.7%

10 Year 4.6%

20 Year 5.4%

30 Year 5.4%

Source: Bloomberg and WSJ 5/4/04.

PETRIE PARKMAN & Co.

Summary of Leucadia March 19, 2004 Proposal

Yield Perspective – Preferred

Non-Convertible Preferred Yields by S&P Rating Category

All Industries

Mean

S&P Current Number of

Rating Yield Issues

BB+ 7.7% 97

BB 7.0% 51

BB- 8.1% 4

B+ 8.3% 21

B 8.6% 16

B- 9.1% 9

CCC+ 9.3% 12

CCC 13.5% 5

CCC- 9.7% 2

CC 9.3% 2

Source: Bloomberg as of 5/3/04.

Ratings Comparison

S&P Moody’s

BB+ Ba1

BB Ba2

BB- Ba3

B+ B1

B B2

B- B3

CCC+ Caa1

CCC Caa2

CCC- Caa3

Non-Convertible Perpetual Preferred Yields by S&P Rating Category All Industries Mean S&P Current Number of Rating Yield Issues

BB+ 8.0% 13 BB 6.9% 8 BB- N/A None B+ 8.3% 13 B 8.6% 2 B- 9.0% 1 CCC+ 9.6% 1 CCC N/A None CCC- 9.1% 1 CC N/A None

Source: Bloomberg as of 5/3/04.

PETRIE PARKMAN & Co.

Summary of Leucadia March 19, 2004 Proposal

Illustrative Current Yield Analysis

Assumed Annual Note Interest $2.25

Assumed Annual Preferred Interest $2.78

Implied Consideration Per PLX Share—Max Securities Case

Assumed Yield on Notes / Implied Trading Price

Yield 10.0% 9.5% 9.0% 8.5% 8.0% 7.5% 7.0% 6.5% 6.4%

Trading Price $ 22.50 $ 23.68 $ 25.00 $ 26.47 $ 28.13 $ 30.00 $ 32.14 $ 34.62 $ 35.00

10.0% $ 27.75 $ 12.36 $ 12.82 $ 13.32 $ 13.89 $ 14.52 $ 15.24 $ 16.07 $ 17.02 $ 17.16

9.5% $ 29.21 $ 12.53 $ 12.98 $ 13.49 $ 14.05 $ 14.69 $ 15.41 $ 16.23 $ 17.18 $ 17.33

Assumed Yield 9.0% $ 30.83 $ 12.72 $ 13.17 $ 13.68 $ 14.24 $ 14.88 $ 15.60 $ 16.42 $ 17.37 $ 17.52

on Pfd. / Implied 8.5% $ 32.65 $ 12.92 $ 13.38 $ 13.89 $ 14.45 $ 15.09 $ 15.81 $ 16.63 $ 17.58 $ 17.73

Trading Price 8.0% $ 34.69 $ 13.16 $ 13.61 $ 14.12 $ 14.69 $ 15.32 $ 16.04 $ 16.87 $ 17.82 $ 17.96

7.5% $ 37.00 $ 13.43 $ 13.88 $ 14.39 $ 14.95 $ 15.59 $ 16.31 $ 17.13 $ 18.08 $ 18.23

7.0% $ 39.64 $ 13.73 $ 14.18 $ 14.69 $ 15.26 $ 15.89 $ 16.61 $ 17.44 $ 18.39 $ 18.53

6.5% $ 42.69 $ 14.08 $ 14.54 $ 15.04 $ 15.61 $ 16.24 $ 16.96 $ 17.79 $ 18.74 $ 18.88

6.4% $ 43.17 $ 14.14 $ 14.59 $ 15.10 $ 15.66 $ 16.30 $ 17.02 $ 17.84 $ 18.79 $ 18.94

PETRIE PARKMAN & Co.

Summary of Leucadia March 19, 2004 Proposal

Illustrative Current Yield Analysis

Assumed Annual Note Interest $2.25

Assumed Annual Preferred Interest $2.78

Implied Consideration Per PLX Share—Max Cash Case

Assumed Yield on Notes / Implied Trading Price

Yield 10.0% 9.5% 9.0% 8.5% 8.0% 7.5% 7.0% 6.5% 6.4%

Trading Price $ 22.50 $ 23.68 $ 25.00 $ 26.47 $ 28.13 $ 30.00 $ 32.14 $ 34.62 $ 35.00

10.0% $ 27.75 $ 13.65 $ 14.00 $ 14.39 $ 14.83 $ 15.32 $ 15.88 $ 16.52 $ 17.26 $ 17.37

9.5% $ 29.21 $ 13.77 $ 14.13 $ 14.52 $ 14.96 $ 15.45 $ 16.01 $ 16.65 $ 17.38 $ 17.50

Assumed Yield 9.0% $ 30.83 $ 13.91 $ 14.27 $ 14.66 $ 15.10 $ 15.59 $ 16.15 $ 16.79 $ 17.52 $ 17.64

on Pfd. / Implied 8.5% $ 32.65 $ 14.07 $ 14.42 $ 14.81 $ 15.25 $ 15.75 $ 16.31 $ 16.94 $ 17.68 $ 17.80

Trading Price 8.0% $ 34.69 $ 14.25 $ 14.60 $ 14.99 $ 15.43 $ 15.92 $ 16.48 $ 17.12 $ 17.86 $ 17.97

7.5% $ 37.00 $ 14.45 $ 14.80 $ 15.19 $ 15.63 $ 16.12 $ 16.68 $ 17.32 $ 18.06 $ 18.17

7.0% $ 39.64 $ 14.67 $ 15.03 $ 15.42 $ 15.86 $ 16.35 $ 16.91 $ 17.55 $ 18.29 $ 18.40

6.5% $ 42.69 $ 14.94 $ 15.29 $ 15.68 $ 16.12 $ 16.61 $ 17.17 $ 17.81 $ 18.55 $ 18.66

6.4% $ 43.17 $ 14.98 $ 15.33 $ 15.72 $ 16.16 $ 16.65 $ 17.21 $ 17.85 $ 18.59 $ 18.70

PETRIE PARKMAN & Co.

Summary of Leucadia March 19, 2004 Proposal

Preliminary Discounted Cash Flow Analysis

Petrie Parkman completed a 20-year discounted cash flow analysis of the Leucadia proposal dated March 19, 2004 based on the net present value of potential future cash flows of the Notes plus the cash consideration in the transaction

Comments

Cash consideration $0.52 per share in maximum securities case; $4.54 per share in maximum cash case

+ NPV of note consideration

Based on various PAA MLP Unit distribution scenarios and terminal PAA MLP Unit values over a range of discount rates

+ NPV of preferred consideration scenarios and terminal MLP Unit values over a range of discount rates

Total consideration

PETRIE PARKMAN & Co.

Summary of Leucadia March 19, 2004 Proposal Preliminary Discounted Cash Flow Analysis (Cont’d) Note:

Maximum Securities Case

Discount Rate vs. PAA Distribution Rate Sensitivity

Year 20 PAA MLP Unit Yield Assumption 10.0%

Illustrative Consideration—$            per PLX Share

PAA Annual Distribution Growth Rate

$ 19.65 0.0% 1.0% 2.0% 3.0% 4.0%

13.0% $ 10.19 $ 10.73 $ 11.34 $ 12.19 $ 13.21

12.0% $ 11.00 $ 11.60 $ 12.28 $ 13.25 $ 14.43

11.0% $ 11.92 $ 12.60 $ 13.36 $ 14.48 $ 15.83

Discount

10.0% $ 12.99 $ 13.75 $ 14.61 $ 15.89 $ 17.45

Rate

9.0% $ 14.22 $ 15.08 $ 16.05 $ 17.52 $ 19.33

8.0% $ 15.64 $ 16.61 $ 17.71 $ 19.42 $ 21.52

7.0% $ 17.30 $ 18.40 $ 19.65 $ 21.63 $ 24.09

Maximum Cash Case

Discount Rate vs. PAA Distribution Rate Sensitivity

Year 20 PAA MLP Unit Yield Assumption 10.0%

Illustrative Consideration—$            per PLX Share

PAA Distribution Growth Rate

$ 19.26 0.0% 1.0% 2.0% 3.0% 4.0%

13.0% $ 11.98 $ 12.40 $ 12.86 $ 13.52 $ 14.30

12.0% $ 12.60 $ 13.07 $ 13.59 $ 14.34 $ 15.24

11.0% $ 13.31 $ 13.84 $ 14.42 $ 15.28 $ 16.32

Discount

10.0% $ 14.13 $ 14.72 $ 15.38 $ 16.36 $ 17.56

Rate

9.0% $ 15.08 $ 15.74 $ 16.48 $ 17.62 $ 19.01

8.0% $ 16.18 $ 16.92 $ 17.77 $ 19.08 $ 20.70

7.0% $ 17.45 $ 18.30 $ 19.26 $ 20.78 $ 22.67

Discount Rate vs. Redemption Price Sensitivity

PAA Annual Distribution Growth Assumption 2.0%

Illustrative Consideration—$            per PLX Share

Year 20 PAA MLP Unit Yield Assumption

$ 19.65 12.0% 11.0% 10.0% 9.0% 8.0%

13.0% $ 11.29 $ 11.31 $ 11.34 $ 11.44 $ 11.62

12.0% $ 12.22 $ 12.25 $ 12.28 $ 12.40 $ 12.62

11.0% $ 13.29 $ 13.33 $ 13.36 $ 13.51 $ 13.77

Discount

10.0% $ 14.52 $ 14.56 $ 14.61 $ 14.79 $ 15.10

Rate

9.0% $ 15.94 $ 15.99 $ 16.05 $ 16.26 $ 16.65

8.0% $ 17.58 $ 17.64 $ 17.71 $ 17.98 $ 18.44

7.0% $ 19.49 $ 19.56 $ 19.65 $ 19.97 $ 20.54

Discount Rate vs. Redemption Price Sensitivity

PAA Annual Distribution Growth Assumption 2.0%

Illustrative Consideration—$            per PLX Share

Year 20 PAA MLP Unit Yield Assumption

$ 19.26 12.0% 11.0% 10.0% 9.0% 8.0%

13.0% $ 12.83 $ 12.84 $ 12.86 $ 12.94 $ 13.08

12.0% $ 13.55 $ 13.57 $ 13.59 $ 13.68 $ 13.85

11.0% $ 14.37 $ 14.39 $ 14.42 $ 14.53 $ 14.73

Discount

10.0% $ 15.31 $ 15.34 $ 15.38 $ 15.52 $ 15.76

Rate

9.0% $ 16.41 $ 16.44 $ 16.48 $ 16.65 $ 16.95

8.0% $ 17.67 $ 17.71 $ 17.77 $ 17.97 $ 18.33

7.0% $ 19.14 $ 19.19 $ 19.26 $ 19.50 $ 19.94

Note: If PAA consummates a potential $300-400 MM acquisition in 2004 as discussed in its 2003 10-K, the acquisition could impact the above analysis by approximately $0.10 – $0.40 per share under the Leucadia proposal and related Notes and Preferred.

PETRIE PARKMAN & Co.

Summary of Leucadia March 19, 2004 Proposal

Leucadia Proposed Transaction

Overall complexity of Leucadia proposal relative to an all-cash deal

Cash and Note portions of transaction will be fully taxable to PLX stockholders yet such stockholders would receive only $0.52 per share in cash at closing

Indenture for Notes and Certificate for Preferred critical to credit quality and maintenance of security by PLX

Ability of PLX to make and maintain interest and Preferred dividend payments out of cash flow from operations

Proposed tender offer by Leucadia does not increase credit quality of PLX since obligations would remain outstanding

The Special Committee’s tax advisors have expressed significant concerns regarding the structure of the Notes which could materially impact the Note’s value, including o Create original issue discount income o Classification as debt or equity for tax purposes o Straddle rules could limit deductibility of interest by PLX o Constructive receipt

Potential impact on PAA GP, PAA credit profile, and value of PAA MLP units

PETRIE PARKMAN & Co.

Summary of Leucadia March 19, 2004 Proposal

Consideration Proposed by Leucadia

Combined value of cash, Notes and Preferred

Potential market value of Notes and Preferred o Notes will be a complex security for investors to analyze o No existing market for Notes o Expected liquidity of Notes o Ability of PLX to make interest and dividend payments o Theoretical value based on net present value of expected future cash flows

Credit ratings o Leucadia Notes rated B2 by Moody’s o PLX pro forma credit profile after Leucadia transaction has increased leverage o Pro forma PLX credit profile: ability to make distributions and satisfy Notes obligation at maturity o Notes would be obligations of PLX, not recourse to Leucadia o Leucadia credit support?

No securities similar to Notes trading in market o 20 year maturity, not callable, variable interest payments based on level of PAA distributions, principal amount repayable at maturity may fluctuate based on future value of PAA MLP

Units o Repayment obligation can be settled in cash, PAA MLP Units, or a combination of cash and PAA MLP Units at the then current market price at option of PLX

PETRIE PARKMAN & Co.

Summary of Leucadia March 19, 2004 Proposal

Consideration Proposed by Leucadia (cont’d)

Potential for research coverage of Notes given characteristics of issuer; impact on market price and yield

Current interest rate environment and impact on value of Notes and Preferred if interest rates rise; long dated and perpetual securities are highly sensitive

Current PLX stockholder base is equity-oriented which may cause sell-off of Notes and Preferred post-closing

Impact of $100 MM tender offer ($75 MM Notes; $25 MM Preferred) on liquidity and market price of Notes and Preferred; timing of tender offer vs. investor demands for liquidity; Preferred tender offer price will be below stated value

Impact on market for Notes and Preferred, if PAA is sold or merged

Impact on market for Notes if PAA issues a similar security directly

Value of convertible feature embedded in Notes given PAA’s high payout ratio

PETRIE PARKMAN & Co.